AMENDED AND RESTATED
ARTICLES OF INCORPORATION
of
GOFISH CORPORATION
a Nevada corporation

           David Lorié hereby certifies that:

1.	I am the duly elected and acting Secretary of GoFish Corporation (f/k/a Unibio Inc.), a Nevada corporation (the "Corporation").

2.	Stock of the Corporation has been issued and capital has been paid to the Corporation.

3.
The original articles of incorporation of the Corporation were filed in the Office of the Secretary of State of the State of Nevada on the 2nd day of February, 2005.  An amendment to the articles was filed in the Office of the Secretary of State of the State of Nevada on the 14th day of September, 2006.

4.
Pursuant to Nev. Rev. Stat. § 78.390, the following Amended and Restated Articles of Incorporation were approved on December 11, 2008, by the Board of Directors of the Corporation pursuant to a resolution setting forth the proposed amendments.

5.
Pursuant to Nev. Rev. Stat. § 78.320, the following Amended and Restated Articles of Incorporation were approved without a meeting by the written consent of stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power of the Corporation.  The total number of outstanding shares entitled to vote with respect to the amendment and restatement of the articles is 45,244,739 and the number of shares held by the shareholders consenting to the amendment and restatement is 29,051,775, which constitutes a majority.

6.
This certificate is made and filed on behalf of the Corporation pursuant to and in accordance with Nev. Rev. Stat. §§ 78.385, 78.390, and 78.403.  Accordingly, the Articles of Incorporation of the Corporation on file with the Secretary of State of Nevada, as amended, are hereby amended and restated in their entirety, to read as follows:

 ARTICLE I

The name of the Corporation is GoFish Corporation.

ARTICLE II

[Omitted pursuant to Nev. Rev. Stat. § 78.403(3).]

ARTICLE III

The nature and purpose of the Corporation’s business shall be to conduct any lawful activity as governed by the laws of the State of Nevada.

ARTICLE IV

           The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the corporation is authorized to issue is four hundred and ten million (410,000,000) shares.  Four hundred million (400,000,000) shares shall be Common Stock, each having a par value of one tenth of one cent ($0.001). Ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one tenth of one cent ($0.001).

           The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby authorized, by filing a certificate pursuant to the corporation laws of the State of Nevada (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to fix or alter from time to time, subject to any rights of holders of a series of Preferred Stock as set forth in such Preferred Stock Designation, the designation, powers, preferences and rights of the shares of each series and the qualifications, limitations, or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and, subject to obtaining any required vote of holders of a series of Preferred Stock as set forth in any Preferred Stock Designation, to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Notwithstanding the foregoing, pursuant to Nev. Rev. Stat. § 78.207(3), where any shares of any class or series would be materially and adversely affected by a change contemplated by this article, shareholder approval by the holders of at least a majority of such adversely affected shares must be obtained before filing an amendment.

The capital stock of the Corporation shall be non-assessable and shall not be subject to assessment to pay the debts of the Corporation.

ARTICLE V

Members of the governing Board shall be known and styled as “Directors.”  Subject to the rights of the holders of any series of Preferred Stock, the number of Directors may be increased or decreased pursuant to the Bylaws of the Corporation.  The number of members of the Board of Directors shall not be less than four (4) or more than eight (8).

           The officers of the Corporation shall be a President, Secretary, and Treasurer.  The Corporation may have such additional officers as may be determined from time to time in accordance with the Bylaws.  The officers shall have the powers, perform the duties, and be appointed as may be determined in accordance with the Bylaws and the laws of the State of Nevada.  Any person may hold two (2) or more offices in the Corporation.

ARTICLE VI

           The Corporation shall have perpetual succession by its corporate name and shall have all the powers herein enumerated or implied herefrom and the powers now provided or which may hereafter be provided by law for corporations in the State of Nevada.

ARTICLE VII

           No shareholder shall be liable for the debts of the Corporation beyond the amount that may be due or unpaid upon any share or shares of stock of the Corporation owned by that person.

ARTICLE VIII

           Subject to the rights of the holders of any series of Preferred Stock, each shareholder entitled to vote at any election for directors shall have the right to vote, in person or by proxy, the number of shares owned by such shareholder for each director to be elected.  Shareholders shall not be entitled to cumulative voting rights.

ARTICLE IX

           The Directors shall have the powers to make and alter the Bylaws of the Corporation.  Subject to the rights of the holders of any series of Preferred Stock, Bylaws made by the Board of Directors under the powers so conferred may be altered, amended, or repealed by the Board of Directors or by the stockholders at any meeting called and held for that purpose.

ARTICLE X

           The Corporation specifically elects not to be governed by Nev. Rev. Stats. §§ 78.411 – 78.444, inclusive, and successor statutory provisions.

ARTICLE XI

           The Corporation shall indemnify all directors and officers to the fullest extent permitted by Nevada law as provided within Nev. Rev. Stats. §§ 78.7502 and 78.751 or any other law then in effect or as it may hereafter be amended.

           The Corporation shall indemnify each present and future director and officer of the Corporation who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed, or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including, but not limited to, attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, proceeding, or settlement, provided such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The expenses of directors or officers of the Corporation incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding, if and only if the director or officer undertakes to repay said expenses to the Corporation if it is ultimately determined by a court of competent jurisdiction, after exhaustion of all appeals therefrom, that he is not entitled to be indemnified by the Corporation.

           No indemnification shall be applied, and any advancement of expenses to or on behalf of any director or officer must be returned to the Corporation, if a final adjudication establishes that the person’s acts or omissions involved a breach of any fiduciary duties, where applicable, intentional misconduct, fraud, or a knowing violation of the law which was material to the cause of action.

           The Corporation is authorized to provide indemnification to persons other than its officers and directors (which indemnification for the Corporation’s officers and directors is provided for herein above) to fullest extent permitted by applicable law.

           Any repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE XII

           [Omitted pursuant to Nev. Rev. Stat. §78.403(3).]

           IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation of the Corporation this 12th day of December, 2008.

Secretary

/s/ David Lorié David Lorié